UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 20, 2013
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 20, 2013, Sun Communities, Inc. (the “Company,” “we” or “us”) and Sun Communities Operating Limited Partnership (the “Partnership”) entered into an employment agreement with Gary A. Shiffman, our Chairman, Chief Executive Officer and President. Please see the disclosures under Item 5.02 below regarding the employment agreement and the related restricted stock award agreement awarding Mr. Shiffman restricted shares of our common stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 20, 2013, the Company and the Partnership entered into an employment agreement with Gary A. Shiffman, under which he serves as our Chief Executive Officer and President. We and Mr. Shiffman entered into a prior employment agreement in 2005, which expired on December 31, 2011 but that agreement was automatically renewed for a one-year term in both 2012 and 2013. The new employment agreement supersedes the 2005 employment agreement. The following brief description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached to this Report as Exhibit 10.1.

The employment agreement is effective as of June 20, 2013 and has an initial term ending June 20, 2018, but will be automatically renewed for successive one year terms thereafter unless either party notifies the other party in writing of its desire to terminate the agreement at least 30 days before the end of the term then in effect. Under the employment agreement Mr. Shiffman will be paid an annual base salary of $671,000, which will be increased by an annual cost of living adjustment on January 1 of each year of the term, beginning in 2014. In addition to his base salary, we may pay Mr. Shiffman annual incentive compensation in an amount up to 100% of his then current base salary, as follows: (i) if, in the sole discretion of the Compensation Committee of our Board of Directors, Mr. Shiffman fulfills his annual individual goals and objectives as approved by the Compensation Committee, he will receive incentive compensation in the amount of 25% of his then current base salary; (ii) if, in the sole discretion of the Compensation Committee, the Company achieves the FFO and financial budget objectives approved by our Board of Directors at the beginning of the applicable year, Mr. Shiffman will receive incentive compensation in the amount of 50% of his then current base salary; and (iii) the remaining 25% of the Incentive Compensation may be awarded to Mr. Shiffman in the sole discretion of the Compensation Committee for extraordinary performance during the applicable year. Incentive compensation paid or payable to Mr. Shiffman under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange.

If we terminate Mr. Shiffman's employment without “cause” (as defined in the employment agreement), he is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination and a continuation of salary for up to 18 months after termination, subject to the execution of a general release. If Mr. Shiffman's employment is terminated due to his death or permanent disability, he (or his successors) is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination or death and a continuation of salary for up to 24 months. The payment of severance upon termination without cause, death or permanent disability is conditioned on Mr. Shiffman's continued compliance with the non-competition and confidentiality provisions of the employment agreement. If there is a change of control of the Company and either (i) we terminate Mr. Shiffman's employment without cause within two years after the date of such change of control, (ii) if the form of the change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement, or (iii) less than two years remain under the term of the employment agreement, then we are obligated to pay Mr. Shiffman an amount equal to 2.99 times his then current base salary and to continue to provide him health and insurance benefits for up to one year. Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the executive shall become fully vested and immediately exercisable.

The non-competition clauses of Mr. Shiffman's employment agreement preclude him from engaging, directly or indirectly: (i) in the real estate business or any other business competitive with our business during the period he is employed by us; and (ii) in the manufactured housing community business or any other business competitive with our business for a period of 18 months following the period he is employed by us. However, Mr. Shiffman's employment agreement does allow him to make certain passive investments relating to real estate.

In connection with the execution of the employment agreement, and pursuant to a restricted stock award agreement, we issued Mr. Shiffman 250,000 restricted shares of our common stock. The restricted shares will vest as follows: June 20, 2016 - 87,500 shares; June 20, 2017 - 87,500 shares; June 20, 2018 - 50,000 shares; June 20, 2019 - 12,500 shares; and June 20, 2020 - 12,500 shares.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated June 20, 2013 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Gary A. Shiffman[1]

1Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: June 24, 2013	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated June 20, 2013 among Sun Communities, Inc., Sun Communities Operating Limited Partnership and Gary A. Shiffman[1]

1Management contract or compensatory plan or arrangement.